Exhibit 99.1

Aerojet Rocketdyne Holdings, Inc. Issues Retraction

of Statements in February 1, 2022 Press Release and Related Disclosures That Were Not Authorized By the Board of Directors

EL SEGUNDO, Calif., June 20, 2022 — In accordance with a June 16, 2022 post-trial memorandum opinion of the Delaware Court of Chancery (the “Court”), Aerojet Rocketdyne Holdings, Inc. (the “Company”) today retracted statements made in the press release issued in the Company’s name on February 1, 2022 (the “February 1 Press Release”) and in Form 8-K and Schedule 14A filings submitted under the Company’s name to the Securities and Exchange Commission on February 2, 2022 (the “February 2 Disclosures”).

The February 1 Press Release and February 2 Disclosures incorrectly stated that it was the Company’s view that Warren Lichtenstein’s nomination of a slate of candidates on behalf of Steel Partners for election as directors of the Company was “disruptive” and “may be driven by [Mr. Lichtenstein’s] personal concerns and desire to secure his board position.” The February 1 Press Release and February 2 Disclosures also incorrectly stated that the Company was “disappointed” by the nomination. These statements were issued without the authorization of the Company’s Board of Directors (the “Board”) and did not reflect the Company’s views.

The February 1 Press Release and the February 2 Disclosures also improperly disclosed an investigation involving Mr. Lichtenstein. The disclosure of the investigation was not approved by the Board or the pertinent Board committee.

In its post-trial memorandum opinion, the Court found that the issuance of the February 1 Press Release and February 2 Disclosures “made unauthorized use of the Company’s name to favor one faction of the Board” and “created a public perception that the Company was adverse to the Steel Slate” and that plaintiffs were “entitled to a declaration” that such issuances were unauthorized.

The Company hereby retracts the statements in the February 1 Press Release and the February 2 Disclosures and confirms that it takes no position on the outcome of the upcoming stockholder vote to remove and elect members of the Board.

The full text of the Court’s Opinion is available here.